December 5, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ref:	Denali Concrete Management, Inc.
File Ref. No. 000-52545

We have read the statements that we understand Denali Concrete Managaement, Inc. have included under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ R.R. Hawkins & Associates International a PC
Certified Public Accountants
Los Angeles, California
December 5, 2011

11301 W. Olympic Blvd.  #714
Los Angeles, CA 90064
T: 310.553.5707  F: 310.553.5337
www.rrhawkins.com